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                                                                   Exhibit 9(b)

                                    FORM OF
                           INDEMNIFICATION AGREEMENT
                           -------------------------

This is an Indemnification Agreement by and between The Lincoln National Life Insurance Company ("LNL"), on its own behalf and on behalf of Lincoln National Flexible Premium Variable Life Account F ("Account F"), and Capital Research and Management Company ("CRMC"). This Agreement shall become effective on the date on which the Securities and Exchange Commission ("SEC") declares effective the initial registration under the Securities Act of 1933 pertaining to contracts issued through Account F.

                                   RECITALS

A. LNL is an Indiana life insurance company with its Home Office at 1300 South Clinton Street, Fort Wayne, Indiana 46801.

B. Account F is a Segregated Account of LNL under Indiana Insurance Law, and is registered with the SEC as an investment company (unit investment trust) under the Investment Company Act of 1940 (Registration No. 811-5164). The variable life insurance contracts issued through Account F are registered with the SEC under the Securities Act of 1933 (Registration No. 33-14692).

C. CRMC is a California General Business Corporation, with principal office at 333 South Hope Street, Los Angeles, California 90071, and is engaged in the business of providing investment advice.

D. American Pathway Fund ("APF") is a Massachusetts Business Trust and a registered investment company under the Investment Company Act of 1940 with principal offices at 333 South Hope Street, Los Angeles, California 90071.

E. LNL will utilize APF as the underlying investment vehicle for purchase payments received under LNL's Flexible Premium Variable Life Insurance Contracts issued through Account F (the "Contracts") offered to the public through Account F, and, in so doing, will purchase shares of APF in connection with those Contracts.

F. CRMC, by virtue of an Investment Advisory and Service Agreement between CRMC and APF, will serve as Investment Adviser to APF, as the term "Investment Adviser" is defined in the Investment Company Act of 1940.

NOW, THEREFORE, CRMC, for good and sufficient consideration, receipt of which is hereby acknowledged, agrees to indemnify LNL and Account F for, and hold them harmless against, any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of CRMC) or litigation

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(including legal and other expenses) to which UNL and Account F may become subject under any statute, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements arise as a result of any failure by APF or by CRMC, whether unintentional or in good faith or otherwise, to adequately diversify the various Investment Series of APF, pursuant to the requirements of Section 817(h) of the Internal Revenue Code of 1954, as amended, and the regulations issued thereunder (including, but not by way of limitation, Temporary Reg. Sec. 1.817-ST, September 12, 1986, 51 F.R. 32633), relating to the diversification requirements for variable annuity, endowment, and life insurance contacts, provided that CRMC shall have been given prompt written notice concerning any matter for which indemnification is otherwise afforded hereunder. CRMC shall be entitled to rely upon the interpretation of such requirements by Counsel to LNL when such an interpretation is requested by CRMC.

CRMC shall, at all times, have the right, but not the obligation, to take over and conduct, in the name of LNL, and/or Account F, the investigation and defense of any claim by a third party, and in such event, LNL and/or Account F shall cooperate in every reasonable way with CRMC.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested as of the date first above written.

                                       THE LINCOLN NATIONAL LIFE
                                       INSURANCE COMPANY FOR ITSELF
                                       AND ON BEHALF OF ITS SEPARATE
                                       ACCOUNT V


Attest:

__________________________________     By:______________________________________


                                       CAPITAL RESEARCH AND
                                       MANAGEMENT COMPANY


Attest:

__________________________________     By:______________________________________


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